FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Fidelity Contrafund

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)
2	FA NEW INSIGHTS	21-Jul-05	27-Jul-05	Hittite Microwave Corp	4,500,000	$76,500,000	$17.00	2,600	$44,200	LEHMAN BROS INC	Needham & Company, LLC	Piper Jaffray	Thomas Weisel Partners LLC
2	FA NEW INSIGHTS	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	2,200	$41,800	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
1	CONTRAFUND	21-Jul-05	27-Jul-05	Hittite Microwave Corp	4,500,000	$76,500,000	$17.00	61,000	$1,037,000	LEHMAN BROS INC	Needham & Company, LLC	Piper Jaffray	Thomas Weisel Partners LLC
1	CONTRAFUND	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	56,100	$1,065,900	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.